UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 26, 2012

Dynamic Materials Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado 80301
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2012, Dynamic Materials Corporation (the “Company”) announced that its Board of Directors (the “Board”) had appointed Kevin T. Longe as Chief Operating Officer and Executive Vice President of the Company, effective July 17, 2012.  Mr. Longe, 53, will also become a member of the Board on that date.

From March, 2011 until agreeing to join the Company, Mr. Longe served as an executive of Sonoco, Inc., first as President of Sonoco’s Thermo Safe business from March 2011 to March 2012 and then from March to July 2012 as a Vice President and General Manager with Sonoco’s Protective Packaging Division.  From April, 2010 until joining Sonoco, Mr. Longe was self-employed performing consulting and investment work.  From 2004 through April, 2010, Mr. Longe served in various positions at Lydall, Inc., most recently (2007 — 2010), serving as president of its Lydall Performance Materials, Inc. subsidiary.

On June 8, 2012, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Longe.  The Employment Agreement is effective as of July 17, 2012 and continues until terminated by either party pursuant to its terms.  The Employment Agreement provides for an annual base salary of $350,000, which will be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee of the Board.  The Employment Agreement also provides that Mr. Longe will receive a $200,000 starting bonus, payable in January 2013, which will be attributable for his services in 2012.  He will be eligible to receive a discretionary annual bonus for 2013 of up to 100% of his base salary; however, Mr. Longe is not guaranteed any bonus amount for 2013.

Mr. Longe also receives the following benefits: (i) term life insurance coverage in the amount of $500,000, which is in addition to the standard term life insurance provided in the Company’s standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company’s standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company’s 401(k) retirement plan; (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant; (vii) reimbursement for two trips to Colorado for Mr. Longe and his family; and (viii) a housing allowance for the rental of a suitable local apartment during an initial period.

The Employment Agreement can be terminated at any time by the Company for cause (as defined below) effective immediately upon written notice to Mr. Longe. The Employment Agreement also provides that Mr. Longe’s employment can be terminated by the Company for any reason other than for cause upon the payment of an amount equal to 18 months of salary, payable in equal monthly payments, plus a bonus for such period equal to 150% of the average bonus (if any) paid to Mr. Longe for the three years preceding his termination (or, if shorter, the number of years of his employment with the Company), provided that Mr. Longe releases us from all claims as a condition of receiving the payments.  Such amounts will be reduced to the extent that Mr. Longe accepts other employment prior to the final payment.  Mr. Longe may terminate his employment with the Company at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

For purposes of the Employment Agreement, “cause” is defined as: (i) a willful and substantial breach by Mr. Longe of the terms of the Employment Agreement that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by Mr. Longe to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Board has made a written demand for performance which specifically identifies the manner in which it believes that Mr. Longe has not substantially performed his duties; (iii) the commission by Mr. Longe of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company’s code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises Mr. Longe’s ability to act effectively as a high-level executive of the Company.

The Employment Agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Longe’s employment and for a period of two years following termination of his employment for any reason.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is included as Exhibit 10.1 hereto.

On June 20, 2012, the Company and Mr. Longe entered into an indemnification agreement in the same form as the Company has previously entered with its other directors and executive officers.  The indemnification agreement provides for the Company to indemnify Mr. Longe, to the fullest extent permitted by law, for actions and claims brought against him with respect to his role with the Company.  The foregoing description is qualified in its entirety by reference to the Form of Indemnification Agreement, a copy of which is incorporated by reference as Exhibit 10.2 hereto.

A copy of the press release announcing Mr. Longe’s appointment is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description

	10.1	Employment Agreement dated June 8, 2012, between the Company and Kevin T. Longe.

10.2

Form of Indemnification Agreement between the Company and its directors and executive officers (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K dated January 24, 2011).

	99.1	Press Release of the Company dated June 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: June 26, 2012	By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial Officer